EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-221654-01, 333-215291-01, 333-209331-01, 333-228175, 333-235663, and 333-235753) and Form S-3 (No. 333-225648) of Broadcom Inc. of our report dated December 20, 2019, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in the composition of reportable segments discussed in Note 6 and Note 12, as to which the date is June 26, 2020, relating to the financial statements and financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP
San Jose, California
June 26, 2020